Exhibit 10.23

PRELOAD AGREEMENT

This Preload Agreement (the “Agreement”) is made on this 26th day of September, 2016, by and between:

Reliance Retail Ltd., a Company registered under the Companies Act 1956 and having its registered office at 3rd floor, Court House, Lokmanya Tilak Marg, Dhobi Talao, Mumbai-400002, Maharashtra, India (Hereinafter referred to as “RRL” or “Reliance” which expression shall mean and include RRL, its successors, assigns and administrators)

AND

Yatra Online Private Limited, a Company registered under the Companies Act, 1956 and having its registered office at B2, 202, Second Floor, Marathon Innova, Marathon Nextgen Complex, Opp. Peninsula Corporate Park, Off. Ganpatrao Kadam Marg, Lower Parel West, Mumbai – 400013, Maharashtra (Hereinafter referred to as “Company” which expression shall mean and include Company, its successors, assigns and administrators)

(RRL and Company are hereinafter collectively referred to as the “Parties” and each of them is individually referred to as a “Party”).

A.             Whereas RRL is in the business of wholesale and retail of various products and services, including advertising, promoting and distributing of products and services through its Platform or otherwise in the territory.

B.             Whereas Company is inter alia engaged in the business of offering tour and travel related services online through Company Application that can be Preloaded on electronic devices.

C.            Whereas Parties are desirous of entering into an Agreement wherein RRL will Preload the Company Applications through RRL Platform and for which Company will provide a limited license of Company Application to RRL only for the purposes of this Agreement.

D.            Accordingly, the Parties, now being desirous of recording the terms and conditions subject to which the Company Applications shall be preloaded by RRL through its Platform, have agreed to execute this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, constituting good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions:-

a.	“Activation”: shall mean the unique activated user generated via successfully connecting to the internet when the end-user initially use the applications. Upon the activation is generated, the application shall be viewed as activated, also the user can be viewed as the activated user.

b.	“Application” shall mean the software application that Company has developed that is intended to be Preloaded on Electronic Mobile Devices to be availed by the End users and allows End users to operate on their Electronic Mobile Devices

c.	“Electronic Mobile Devices”: shall mean and include Smartphones which could operate the Company’s Application through embedded or external Internet connection, which shall include RRL’s LYF brand.

d.	“End-user” or “Customer”: shall mean users of the Electronic Device on which the Application is pre-loaded.

e.	“Equity Shares” shall mean ordinary or equity shares of Yatra Online Pvt. Ltd.

f.	“Intellectual Property” means any patent, patent applications, copyright, Trademark, or trade secret right and any other intellectual property or proprietary right in any jurisdiction, including any and all applications, registrations and rights of registration, reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions with respect thereto.

g.	“Platform” shall mean certain electronic platforms or software applications owned by Reliance and/or its affiliates and operated either by Reliance or through its affiliates, associates or authorised third parties (“Platform”)

h.	“Preload”: shall mean to embed and/or install Company’s application by RRL into the Electronic Mobile Devices before and after selling to the End-user in either of the following manner:
(i)	preloading by RRL on the device system or user partition,
(ii)	installation by RRL via a maintenance release,
(iii)	installation by RRL via an additional “push” mechanism proposed by RRL

i.	“Provision of Materials” Company will provide the applications, graphics, icons, and such other items (collectively, “Materials”) in Order or other written instruction for the agreed Preload.

j.	“Territory” shall mean India unless and otherwise decided differently by the Parties, in writing

k.	“Trademarks” means any and all trademarks, service marks, logos, and other designations (whether or not registered or filed for registration) that a Party designates for use in connection with the Agreement, and those other trademarks that may be agreed to by the Parties in writing solely in connection with performing any express obligations under the Agreement.

l.	“Updates” shall mean and include any updates, bug fixes, improvements, enhancements, new versions or releases, successors, and changes to the Company Applications.

m.	“Signup”: shall mean the Unique Signed up user generated via successfully connecting to the internet when the End-user initially registers on Company’s Application. Upon the Signup being generated, the Application shall be viewed as Signed Up, also the user can be viewed as the signed up user

n.	“Transaction”: shall mean the successful purchase of content, products or services by a Customer on an Electronic Mobile Device through the Application during the Agreement Term

o.	Embed Tracking Platform”: In the event that Reliance is paid by cost-per-embed (“CPE”) at the rate as specified in this order, Company and Reliance agree that the report of total embeds through preload shall be based on the statistics provided by Reliance.

p.	“Activation/Signup/Transaction Tracking Platform”: In the event that Reliance is paid by cost-per-activation (“CPA”), Cost per Signup (“CPS”), Cost per Transaction (“CPT”) at the rate as specified in the Order. Company and Reliance agree that the report of total Activations/Signups/Transactions through preload shall be based on the statistics on the Company platform. Company guarantees that the Activation tracking Platform is materially true and accurate.

q.	“End Consumer Offer” – It refers to any discount, cashback, freebies, loyalty schemes etc. that the Company might offer to its End users to incentivize engagement

2.	Scope Of Services

2.1	Company will grant to RRL, a non-exclusive, on no fee basis, worldwide, and royalty-free license for RRL, its affiliates, associates and authorized third parties to use, reproduce, copy, store, make available and communicate to the public the Application in accordance with the terms of this Agreement and to use, attach and display the Application strictly in connection with Preload of Company’s Application.

2.2	RRL will Preload, and distribute the Company Application on the Electronic Mobile Devices in the Territory.

2.3	RRL will commence such Preload of the Company Application on all Electronic Mobile Devices promptly following the Effective Date, subject to clause 3.1.

2.4	Parties agree that, RRL plays NO ROLE is conceptualizing, planning, developing, integrating and implementing any of the Application. Hence, RRL shall not be held responsible in any manner whatsoever, in respect of any of the Application. It is further agreed by the Company that it will responsibility of the Company that for each Application adequate and correct disclaimers are provided. Company shall at all times be responsible for the functioning of the Application and the transactions carried out by End Users using the Application. RRL will not be liable for the same in any manner.

3.	Company’s Obligation:-

3.1	The Company shall provide the soft copy of the Company’s Application in an appropriate format which will able RRL to Preload the Application through its contract manufacturers

3.2	Company shall ensure and maintain the quality of the Application and shall provide all the upgraded features of the Applications.

3.3	Company will protect the privacy and legal rights of End Users as per the applicable laws and industry practice If End Users provides to the Company with, or Application accesses or uses, user names, passwords, or other login information or personal information, Company shall make those End Users aware that the information will be available to Company and/or Application, and Company shall provide legally adequate privacy policy and protection of that information for those End Users.

3.4	Company may, in its sole discretion, either provide or make available to RRL any Updates to any Company Applications or upload any such Update itself on the platform (if available).

4.	RRL’s Obligation:-

4.1	RRL shall not engage for Preload in Electronic Mobile Devices with certain named entities and for the period as mentioned in Annexure-A. Company agrees that, RRL shall be free to carry out and/or engage into any other arrangement with any third party including competitors.

4.2	Upon receipt of each Update, RRL will, within 15 days or such time as mutually agreed between the Parties cease installing the old or non-updated version of the Company Applications and begin installing on the Electronic Mobile Device the version of the Company Applications that incorporates the Update.

4.3	RRL shall display a folder for pre-loaded third party mobile applications on one of the screens the Electronic Mobile Device and Company Applications will be placed within the folder.

4.4	RRL shall not amend or change system files provided by Company in any ways. If any amending or changing is required, written approval from Company is necessary to be obtained by RRL.

4.5	Without prior written consent by Company, the RRL shall not add, reduce, alter, revise, amend or otherwise change the Materials or decorate the Materials with any texts, graphics, motions, icons, images, elements, designs and materials in preloading, or with any unapproved content or in unapproved method or use the Materials or Application for any reasons other than those stipulated under this Agreement.

5.	Reporting

5.1	RRL will provide a report, on monthly basis, to the Company that shall contain the number of Mobile Electronic Devices on which the Application is Preloaded. The report will include the details of number of Preloads on Mobile Electronic Device along-with IMEI numbers with their manufacturer name, model and operating system version. Company reserves the right to verify and review this report provided by RRL in this regard.

5.2	Company will provide a report, on monthly basis, to RRL that shall contain the number of Activations and details of transactions on such Activations. RRL reserves the right to verify and review this report provided by the Company in this regard.

5.3	Further, RRL reserves the right to do test transactions on the preloaded RRL app on any of the devices where the app is preloaded and verify it as per the report of Company. If RRL observes that, the transactions are not reflecting on reports provided by Company, in such an event, RRL shall have the right to pause preloads and both the Parties would discuss and come to a solution within the 30 days.

6	Consideration/Financial Terms

6.1	Currency of consideration: INR

6.2	Financial Terms:
6.2.1	In consideration of Preload of the Company Application on Electronic Mobile Devices and usage of application by the Electronic Mobile Devices by the End User, the Company agrees to give compensation as more particularly stated in Annexure B.

6.3	The parties agree that the Fees for Preload and Fees for the Transaction (the “Consideration”) shall be paid in following manner and below stated terms and conditions. The detailed mechanics of issue of equity shares and other relevant provisions shall be covered in a Share Subscription Agreement or such other agreement agreed between the Parties.
6.3.1	The invoice amount shall be entitled for the interest as mentioned in Annexure-B from the date of the invoice till actual date of allotment of Equity Shares.
6.3.2	The Company shall issue Equity Share of the Company on each September 30 and March 31, and first such issue and allotment of Equity Shares shall take place on March 31, 2017.
6.3.3	For the purpose of issue and allotment of the Equity Shares the Company shall take into account the amount of issued invoices and accrued interest as per the Cl. No. 6.3.1 till the dates of allotment.
6.3.4	The price at which the Equity Shares to be issued shall be as stated in Share Subscription Agreement or such other agreement.
6.3.5	If the Company do not issue Equity Shares on the above stated due dates or within a period of certain days from the due date of date of such issuance, the Company will be liable for such payments as mentioned in Annexure-B.
6.3.6	It is also agreed by the parties that tax component in the invoice shall be paid by the Company to RRL on or before due date of respective invoice.
6.3.7	The amount payable or the value to be considered for issue of Equity Share shares shall be after the deduction of WHT or TDS.
6.3.8	All the applicable approvals for issue of Equity Share shall be the responsibility of the Company. It is further agreed by the Company that if RRL needs any documents, approvals, etc in connection with issue of the Equity Shares then the Company shall provide the same reasonably.
6.3.9	Post the execution of this Agreement, Parties shall enter into a Share Subscription Agreement or such other agreement to provide for the manner in which Equity Shares will be issued by the Company and subscribed by RRL, and terms related thereto. Parties agree that, terms of this Agreement and the said Share Subscription Agreement or such other agreement shall be read in conjunction with each other and the effective date of Share Subscription Agreement or such other agreement shall be same as this Agreement.
6.3.10	It is hereby clarified and acknowledged by the Parties that, for the purposes of consideration, Transaction would only mean those travel products which are consumed by the Customer and will be calculated net of cancellations. Hence, CPT shall be calculated and payable only after such Transaction has been consumed, that is, post the travel date of the booking.

6.4	Company shall not be liable to make any payments for Fee for Transaction in case the End-user uninstalls the Preloaded Application. This provision shall be applicable and payments will not be made even in case the End-user reinstalls the Application subsequently. The data of the Company in this regard shall be final and conclusive and shall be binding on the Parties.

6.5	Company would share consumer offers on best efforts basis to incentivize usage of Company’s service.

6.6	The aforementioned Consideration shall remain valid till only until a Preload limit as mentioned in Annexure-B have been Preloaded by RRL. Post such aforementioned number of Preloads, Parties shall in good faith mutually agree the revised Consideration.

6.7	Invoicing: RRL shall raise invoice on expiry of every calendar month by 6th of the following month for the following purposes:.

6.7.1	For Preload of Company Applications – RRL shall provide report of the Preload along with the invoice.

6.7.2	For Transactions – The Company shall on monthly basis provide the Transactions report. For invoice and payment purposes of CPT, only consumed Transactions shall be considered.

6.8	All the invoices raised by RRL shall be due and payable within thirty (30) days from the date of invoice.

6.9	RRL may at its discretion suspend the Preload of the Company Applications through RRL Platform for any delay in allotment of Equity Shares or payment of the outstanding as per the provision of this Agreement.

6.10	The payment of Taxes, or any other amount pursuant to this Agreement shall be made by the Company by way of electronic transfer or any other method approved by RRL.

6.11	Yatra reserves the right to provide the different application (mobile APK) depending on the type, model, price range of the phones. However in such cases, the commercial arrangement remains same

6.12	Taxes & Duties All taxes, as applicable, shall be payable additionally by the Company. The applicable TDS shall be deducted as per the existing provisions of law in force.

7.	Representations and Warranties:- Each of the Parties hereby represent and warrant that:

7.1	It is in good standing and that it has full authority to enter into this Agreement and is entering into this Agreement subject to obtaining the necessary approvals under the applicable law, to perform its obligations hereunder according to the terms hereof.

7.2	It has full power and authority to enter into this Agreement and to take any action and execute any documents required by the terms hereof.

7.3	This Agreement, entered into has been duly authorized by all necessary authorization proceedings, has been duly and validly executed and delivered, and is a legal, valid, and binding obligation of, enforceable in accordance with the terms hereof.

7.4	The executants of this Agreement are duly empowered and authorized to execute this Agreement and to perform all its obligations in accordance with the terms herein.

7.5	Company further represents and warrants that the Applications provided by it under this Agreement to RRL are in compliance with all applicable laws. Further, Company shall ensure that the Applications provided by it under this Agreement to RRL does not contain any material which is defamatory, infringing on any third party’s intellectual property, is based on any mistake, misstatement of law and fact, or is slanderous, libellous, contains omissions, falsehood, obscenity, pornography or profanity of any kind.

7.6	The Company will protect the privacy and legal rights of End Users as per applicable laws and industry practises If End Users provides to the Company with user names, passwords, or other login information or personal information, Company shall make those End Users aware that the information will be available to Company, and Company shall provide legally adequate privacy policy and protection of that information for those End Users.

8.	Intellectual Property Rights

8.1	Each Party shall continue to be the owner of its respective Trademarks, copyrights and all other proprietary rights. Company shall not use the trademarks, copyrights and all other proprietary rights of RRL. RRL assumes that the Company have all the necessary legal approvals to grant a license to use the trademarks, copyrights, logos etc. to RRL its Affiliates and their respective advertisers, publishers. RRL can use these only for the limited purpose of preloading the Application.

8.2	If at any time during the Term, either of the Parties become aware of an infringement or potential infringement of the Intellectual Property of the other Party in relation to the product/service covered under this Agreement, such Party shall notify the other Party thereof identifying the infringer and the infringement complained of and furnishing the information on which such belief is based. Such other Party or its licensor of the IPR, shall thereupon take such action as it in its sole discretion may deem necessary to protect its Intellectual Property and Such Party shall render to the other Party or its licensor of the IPR all possible assistance in that regard including joining in any legal proceedings. For the purpose of this Agreement, such Party or its licensor of the IPR, as the case may be, shall be responsible for bearing the expense of all such proceedings and retain for its own account any damages and costs awarded to it. Such Party shall not without the written consent of of the other Party or its licensor of the IPR, take any action with regard to such infringement or suspected infringement other than to render all possible assistance as aforesaid.

8.3	Each of the Parties undertake that it will neither use, nor allow others to use any Intellectual Property of the other Party for sale and distribution of any product and/or services in any manner, which in RRL’s bona fide opinion is similar to any of the Intellectual Property of the other Party, either during the Term of the Agreement or thereafter.

8.4	Company shall not, during the term of this Agreement or any time thereafter use and/or register, nor attempt to register, any trademark similar or deceptively similar to the Trademarks of RRL either alone or in combination with any other mark or material. Any use of any of the Trademarks of RRL for the activities envisaged under this Agreement will be conducted only after obtaining prior written approval of RRL for such use.

8.5	Company further agrees and acknowledges that Company shall never contest, directly or indirectly the validity of any Intellectual Property of RRL. The above commitment is extended to any business in which Company has or acquires a direct or indirect interest or participation.

8.6	Company agrees and acknowledges that it shall not adopt any mark identical or similar or deceptively similar to the Trademarks of RRL as its trading style either during the term of this Agreement or any time thereafter.

9.	Term & Termination

9.1	Term. This Agreement shall become effective on September 05th, 2016 (the “Effective Date”). Unless this Agreement is terminated earlier as per the provisions of this Clause, RRL’s obligation to Preload the Application under this Agreement shall continue in full force until the completion of Preload limit as mentioned in Clause 6.6 on Mobile Electronic Devices or three (3) years from the Effective Date, whoever occurs first (“Term”). However, for the purpose of commercial arrangement under this Agreement, the Agreement shall remain in full force until the expiry of one year of all the Applications activated by the End User and commercial entitlement of RRL is completely met by the Company, whichever is later. On such completion of Preload limit as mentioned in Clause 6.6 on Mobile Electronic Devices, the Preload obligation of RRL shall come to an end. RRL shall be responsible to serve a written intimation to the Company on the achievement of Preload limit as mentioned in Clause 6.6.

9.2	The expiry or earlier termination of this Agreement shall not affect the Company’s obligations to make the payments against invoices raised by RRL as per Clause 9.1 above.

9.3	Either party may terminate this Agreement, if the other party is in breach of a material term under this Agreement, provided the non-breaching party provides the breaching party with a 30 days prior written notice and breaching party has not remedied/cured the same during the said period of 30 days.

9.4	Company shall entitled to advice RRL to stop Preload, without assigning any reason, upon completion of such number of Preloads as stipulated under Annexure B by RRL or after 1 year from effective date, whichever is earlier. However the entitlement of RRL accrued pursuant to this Agreement before termination by Company pursuant to this clause, shall remain unaffected.

10.	Confidential Information:

Parties acknowledge that during the subsistence of this Agreement either Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”) certain Confidential Information that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. For the purpose of this Agreement, “Confidential Information” means any data or information disclosed hereunder (whether written, oral or graphical) that relates to the products and/or services, financial or commercial information, IMEI number, technology, research, development, processes, know-how, computer programs, prototypes, designs, specifications, techniques, drawings, business development, marketing, customers or business activities, and which is confidential or proprietary to or a trade secret of Disclosing Party, whether or not the information is marked or identified as confidential at the time of disclosure, or that it is reasonably apparent to the Receiving Party that the information is confidential. The term Confidential Information also means all information in relation to Disclosing Party which is commercially sensitive or of a secret nature, relating to any and all aspects of the business and financing of Disclosing Party. Such information may be expressed in any form including orally, as an idea, as price lists, plans, customer lists or details, computer software, or information concerning either Party’s relationships with actual or potential clients or customers and the needs and requirements of such persons. Receiving Party agrees that it will not use in any way for its own account or the account of any third party, nor disclose, publish, allowed to be used, applied, stored for future use or use in a different media or manner, any such Confidential Information revealed to it in written or other tangible form or orally by Disclosing Party, except where expressly permitted under this Agreement or with the prior written consent of Disclosing Party. Receiving Party shall take every reasonable precaution to protect the confidentiality of such Confidential Information. Any use of Confidential Information in a manner other than what is permitted under this Clause by any affiliate, employee, agent, contractor, RRL or business associate of Receiving Party, shall be deemed to be a use by Receiving Party itself and shall be dealt with accordingly as per the terms of this Agreement.

11.	DISCLAIMER :

RRL PLATFORM INCLUDING SERVICES RENDERED BY RRL ARE PROVIDED ON AN “AS-IS” AND “WITH ALL FAULTS AND RISKS” BASIS, AND WITHOUT WARRANTIES OF ANY KIND. TO THE MAXIMUM EXTENT PERMITTED UNDER LAWS, RRL DISCLAIMS ALL WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR THAT USE OF THE PLAFORM AND/OR SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE. IN THE EVENT OF ANY INTERRUPTION OF THE RRL PLATFORM AND/OR SERVICES, RRL’S SOLE RESPONSIBILITY SHALL BE TO USE COMMERCIALLY REASONABLE EFFORTS TO CORRECT THE INTERRUPTION.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED UNDER THIS AGREEMENT, COMPANY APPLICATION OR MATERIALS, INCLUDING SERVICES RENDERED BY THE COMPANY ARE PROVIDED ON AN “AS-IS” AND “WITH ALL FAULTS AND RISKS” BASIS, AND WITHOUT WARRANTIES OF ANY KIND. TO THE MAXIMUM EXTENT PERMITTED UNDER LAWS, COMPANY DISCLAIMS ALL WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR THAT USE OF THE APPLICATION, MATERIALS AND/OR SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE. IN THE EVENT OF ANY INTERRUPTION OF THE APPLICATION, MATERIALS AND/OR SERVICES, COMPANY’S SOLE RESPONSIBILITY SHALL BE TO USE COMMERCIALLY REASONABLE EFFORTS TO CORRECT THE INTERRUPTION. THE COMPANY AGREES AND UNDERTAKE THAT SAME OR SIMILAR DISCLAIMER IS INSERTED BY THE COMPANY AS A PART OF TERMS AND CONDITIONS WHEREVER THE END CUSTOMER ACTIVATES BEFORE FIRST USE OF THE APPLICATION ACCEPTS THE TERMS AND CONDITIONS AS MORE PARTICULARLY STATED IN THIS CLAUSE.

12.	Indemnification

12.1	Company shall, at its own cost and expense, defend, indemnify and hold RRL and/or its subsidiaries, associate companies, Affiliates and their respective shareholders, directors, its dealers, employees (hereinafter referred to as “Indemnified Parties”) harmless from and against any and all actions, suits, proceedings, investigations, complaints, claims, demands, orders, decrees, rulings, injunctions, judgments, directives, notices of violation, liabilities, liens, losses (including loss of value), damages, penalties, fines, settlements, costs, remediation costs, expenses and fees (including court costs and reasonable fees and expenses of counsel and other experts) (collectively “Liabilities”) (Liabilities are not limited to matters asserted by third parties, but include Liabilities incurred or sustained by RRL Indemnified Parties hereto other than as a result of claims by third persons) which are brought against or incurred or suffered by RRL Indemnified Parties and any and all expenses due to (A) any claim by any third party that the Application (or any part thereof) infringe or misappropriate any third party’s Intellectual Property Rights (“Company Infringement Claim”); (B) the delay or failure of Company to pay any Tax properly payable by Company, or to file any return or information required by Applicable Law or to pay any amount due to any person with respect to any Intellectual Property Rights embodied in or utilized with the Application, including any third party claim for additional payments towards such license fees, royalties, levies or the like; (C) violations of applicable law by Company or any of its affiliates and their respective directors, officers, agents, representatives and employees; (D) any breach of Company's confidentiality obligations under this Agreement; (E) breach of any representation or warranty by Company; (F) any advertisement or display of Application; (G) any material mistake, misstatement, misrepresentation, faultiness, non-performance of the Application (H) any breach or default of any of the terms and conditions related to the Application or (I) any other direct Liability, loss and expenses that shall: (i) have resulted from any fraud, negligent act or omission, willful misconduct or default, failure or refusal of Company or any of its affiliates and their respective directors, officers, agents, representatives and employees in the performance of this Agreement; or (ii) be a direct Liability, loss and/or expenses for which Company or any of its affiliates and their respective directors, officers, agents, representatives and employees is legally liable to pay to RRL including under applicable laws.

12.2	Company agrees that, the Company shall be solely responsible for all the obligations arising under clause 12.1.

12.3	RRL hereby agrees to indemnify, defend and hold harmless the Company against any and all claims, actions, proceedings, liabilities (including statutory liabilities), penalties, demands and costs (including without limitation, legal costs, reasonable attorney fees), awards, damages, losses and/or expenses arising as a result of misrepresentation and breach of warranties by RRL.

13.	Limitation of Liability

13.1	In no event shall the aggregate liability of the Parties with respect of all claims for Liabilities and expenses arising under this Agreement shall exceed an amount of INR 1 (One) Crore. The limitations in this Section, shall not apply to Liabilities or expenses attributable to of the Company on account of fraud, breach by Company of its obligations with respect to Confidential Information, indemnification obligations of the Company and violation of intellectual property rights by the Company.

13.2	No party shall be liable to the other party for any indirect, special, punitive, consequential, or incidental damages (including, loss of profits, revenue, goodwill or business) arising out of, or related to this Agreement, even if such party has been advised of the possibility of such damages.

14.	Dispute Resolution

All differences, disputes, controversy or claims arising from out of or in connection with this Agreement, or in the interpretation thereof shall be first settled through negotiation between the Parties. If such negotiations do not lead to a settlement within 15 days of the dispute being notified, it shall finally be resolved by Arbitration under a sole Arbitrator to be mutually appointed by the Parties under the provisions of the Arbitration and Conciliation Act 1996. However, if the parties fail to appoint the Sole Arbitrator mutually within the said period of 15 days, the Sole Arbitrator shall be appointed pursuant to the provisions of the Arbitration and Conciliation Act, 1996. The Arbitration shall be conducted in the English language. The seat of arbitration shall be Mumbai. Subject to the above, the Courts at Mumbai shall have sole and exclusive jurisdiction in respect of this Agreement. Nothing in this Agreement will prevent the Parties from approaching the Courts at Mumbai for specific performance of the terms of this Agreement or any other equitable remedy, which will be wholly without prejudice to any other remedy such Party may wish to pursue, including without limitation, for damages and recovery.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of India. Only the Courts at Mumbai have jurisdiction to entertain the legal disputes arising between the parties.

16.	Survival

Upon termination or expiration of this Agreement, the rights and obligations of the Parties which by implication or by express stipulation of the Parties, survive the termination or expiry of the Agreement, will remain in effect. All other rights and obligations of the Parties will immediately cease except for those accrued prior to the date of the termination or expiry. No termination or expiration of this Agreement will relieve either Party for any liability for any breach of, or liability accruing under, the Agreement prior to termination including any applicable payment obligations for signup/activations and/or transactions and/or any other recurring payment.

17.	Force Majeure

17.1	On occurrence of Force Majeure Events, the affected Party shall give written notice thereof to the other Party. During the subsistence of the Force Majeure Events, the affected party shall not be liable to perform its obligations under the Agreement. In the event such Force Majeure Events continue for a period more than 1 (one) month from the date of the intimation, the Parties shall mutually agree on the fate of the Agreement.

17.2	For the purpose of this Agreement, “Force Majeure Events” shall mean any event that is beyond the reasonable control of the affected Party and shall include, without limitation, all matters which are on account of irresistible, destructive or disruptive force of natural phenomena, extensive civil disturbances, legislative actions, floods, droughts, earth quakes, embargoes, sabotage, fire, explosion, acts of God, civil commotion, riots, insurrection, war;

18.	Notices

Any notice or other communication required or permitted to be given hereunder shall be given in writing, properly addressed and delivered to the intended recipient at its address below (or other address specified by a Party) and shall be deemed effective upon receipt.

If to Company:

Name:-	Yatra Online Private Limited

Address:-	5th Floor, Tower A, Unitech Cyber Park, Sector – 39, Gurgaon – 122002 (Haryana)

Attention:-	Mr. Sharat Dhall/Mr. Alok Vaish

Phone:-

Email:-	sharat.dhall@yatra.com & alok.vaish@yatra.com with a copy to: legal@yatra.com

If to RRL

Name:-	Reliance Retail Limited

Address:-	3rd floor, Court House, Lokmanya Tilak Marg,
Dhobi Talao, Mumbai-400002, Maharashtra, India

Attention:-	Anshuman Thakur

Phone:-

Email:-	Anshuman.thakur@ril.com
CC Rajagopal.Venkatakrishnan@ril.com

19.	Assignment

Each of the Parties shall not sell, transfer or assign this Agreement without the prior written consent of the other Party. Nothing in this clause shall require RRL to obtain permission from the Company for assignment of this Agreement to any of its affiliate or group companies.

INTENDING TO BE LEGALLY BOUND, the Parties have caused this Agreement to be signed by their duly authorized representatives.

For RRL Retail Limited	For Yatra Online Private Limited

/s/ Sunil Joglekar	/s/ Alok Vaish
Name: Sunil Joglekar	Name: Alok Vaish
Position: Authorized Signatory	Position:
Date:	Date: